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                                                                     Exhibit 8.1

                                 June 30, 2000

TO THE ADDRESSEES LISTED IN SCHEDULE I HERETO

     Re:  PeopleFirst.com Vehicle Receivables Owner Trust 2000-1
          ------------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax matters in connection with the transactions contemplated by the Prospectus Supplement dated June 21, 2000 (the "Prospectus Supplement") to the Prospectus dated June 21, 2000 (the "Prospectus"), included in the Registration Statement on Form S-3 (File No. 333-52021)(as amended, the "Registration Statement"). All capitalized terms used herein have their respective meanings set forth in the Prospectus Supplement unless otherwise stated.

     We have acted as counsel to PeopleFirst.com Vehicle Receivables Owner Trust 2000-1 (the "Issuer") with respect to the offering of the Asset Backed Notes pursuant to the Registration Statement. This letter is for delivery in connection with the offering and is intended to confirm as of the date hereof the sections of the Prospectus Supplement captioned "Summary of Terms--Tax Status" and "FEDERAL INCOME TAX CONSEQUENCES" and the sections of the Prospectus captioned "Summary of Terms--Tax Considerations" and "Certain Tax Considerations" have been prepared or reviewed by us and, in our opinion, to the extent they purport to describe statements of law or legal conclusions with respect thereto, are correct in all material respects. We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement of the Company and to the reference to this Firm under the caption "FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus Supplement.

     In rendering the opinion stated below, we have examined and relied, with your consent, upon the following:

     (i)   the Prospectus and the Prospectus Supplement;

     (ii)  the Certificate of Trust;

     (iii) Trust Agreement dated as of June 1, 2000 between Prudential Securities Secured Financing Corporation and Wilmington Trust Company, as Owner Trustee;

     (iv)  the Indenture; and

     (v) such other documents, records and instruments as we have deemed necessary to enable us to render the opinions referred to in this letter.

     In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and
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statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Issuer at all times will be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Issuer's intended activities as described in the Prospectus.

     Based upon and subject to the foregoing, we are of the opinion that:

     (1) The opinions set forth in the Prospectus Supplement under the caption "FEDERAL INCOME TAX CONSEQUENCES" and identified as our opinions are hereby confirmed.

     (2) The summaries of federal income tax considerations set forth in the Prospectus Supplement under the captions "Summary of Terms--Tax Status" and "FEDERAL INCOME TAX CONSEQUENCES" and in the Prospectus under the captions "Summary of Terms--Tax Considerations" and "Certain Tax Considerations", to the extent such summaries purport to describe statements of law or legal conclusions with respect thereto, are correct in all material respects.

     The opinions stated above are subject to and based upon the assumptions, qualifications, limitations, representations and covenants discussed in the Prospectus and Prospectus Supplement. The opinions stated above represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Prospectus and Prospectus Supplement and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter.

     We call your attention to the fact that certain members of this firm own equity interest in PeopleFirst.com

     We express no opinion as to any federal income tax issue or other matter except those set forth above.

                                                   Very truly yours,

                                               /s/ Clifford Chance

                                                   Rogers & Wells
                                       2
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                                                                      Schedule I
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
Barclays Capital Inc.                               Standard & Poor's Ratings Group,
222 Broadway                                        a division of The McGraw-Hill Companies, Inc.
New York, New York 10038                            55 Water Street
                                                    New York, New York 10041
Prudential Securities Incorporated                  Moody's Investors Services, Inc.
One New York Plaza                                  99 Church Street
New York, New York 10292                            New York, New York 10007

Prudential Securities Secured Financing             Financial Security Assurance Inc.
Corporation                                         350 Park Avenue
One New York Plaza                                  New York, New York 10022
New York, New York 10292

PeopleFirst Finance, LLC                            PeopleFirst.com Inc.
401 West A Street                                   401 West A Street
Suite 1000                                          Suite 1000
San Diego, California 92101                         San Diego, California 92101

Norwest Bank Minnesota, National Association        PF Funding II, LLC
Norwest Center                                      401 West A Street
Sixth Street and Marquette Avenue                   Suite 1000
MAC N9311-161                                       San Diego, California 92101
Minneapolis, Minnesota 55479

Wilmington Trust Company                            PeopleFirst.com Vehicle Receivables Owner Trust
1100 North Market Street                            2000-1
Wilmington, Delaware 19890                          c/o Wilmington Trust Company
                                                    1100 North Market Street
                                                    Wilmington, Delaware 19890